SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                          FORM 8-K


                       CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported)  November 15, 1994



                    COLONIAL GAS COMPANY
   (Exact name of registrant as specified in its charter)

            Massachusetts              0-10007            04-1558100
       (State or other jurisdiction   (Commission         (I.R.S. Employer
          of incorporation or          File Number)       Identification
           organization)                                     Number)


       40 Market Street, Lowell, Massachusetts      01852
       (Address of principal executive offices)   (Zip Code)


 Registrant's telephone number, including area code:  (508) 458-3171

    (Former name or former address, if changed since last report)
                       Not applicable



Item 5. Other Events

     Colonial  Gas  Company  (the  "Company")  announced  on
November  15,  1994  two cost saving measures  involving  an
early   retirement  program  and  closing  its  two   retail
appliance stores.

     The early retirement program is designed to reduce the Company's workforce by 5% or 25 positions. To meet this goal, the Company is offering the optional program to 66 employees -- representing 13% of its current utility workforce of 522 people. Eligible employees must make their decision by December 31, 1994 and retire by January 31, 1995.

    The Company will record the costs of this program in the fourth quarter of 1994. These costs will be recovered by lower payroll and fringe expenses in the future, resulting in a payback period of less than two years. If all eligible employees choose to retire early, the program's after-tax costs are expected not to exceed $2.8 million, while its after-tax savings are estimated at $1.6 million per year. The Company projects that about half of all eligible employees will participate in the program -- resulting in after-tax costs of $1.4 million and after-tax savings of $0.8 million per year.

     The Company will close its two retail appliance stores on December 31, 1994. While the Company will no longer sell appliances such as refrigerators, freezers, and dishwashers, it will continue to market gas heating and hot water systems. The store closings are not expected to result in any layoffs or significant lost sales. The Company will record the full cost of discontinuing this line of business, estimated not to exceed $394,000 after tax, during the fourth quarter of 1994.


                         SIGNATURES

  Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   COLONIAL GAS COMPANY
                                          (Registrant)

Date: November 16, 1994             By: Nickolas Stavropoulos
                                        Vice President - Finance and
                                        Chief Financial Officer


           [END OF FORM 8-K FOR COLONIAL GAS COMPANY]